Exhibit (e) (2)
Strictly private and confidential
Sembcorp Industries Ltd
30 Hill Street
#05-04
Singapore 179360
9 November 2009
For the attention of: Mr Daniel Goh
Dear Sirs,
In connection with your consideration of a possible offer by Sembcorp Industries Ltd (the Offeror) to acquire, directly or indirectly, the 58.5% interest in the share capital of Cascal NV (Cascal) held by Biwater Investments Limited, a subsidiary of Biwater plc (the Seller) (the Proposed Transaction), this letter sets out the terms on which we, or any of our Connected Persons, agree to supply you with certain confidential information.
In this letter:
Affiliates means, for the purposes of this agreement, any company in which Cascal, the Offeror or Seller as applicable, retains direct or indirect ownership or control of 20% or more of the equity share capital of the company;
Authorised Recipients means, to the extent that they need access to Information for the purposes of or in connection with evaluating or negotiating the Proposed Transaction, other members of the Offeror’s Group and each of the Offeror’s and their respective officers, employees, advisers (including, without limitation, attorneys, accountants, consultants and financial advisers), agents and Affiliates;
Connected Persons means other members of Cascal’s Group or the Seller’s Group and each of Cascal and the Seller and their respective officers, employees, advisers and agents;
Group means, in relation to each of Cascal, the Offeror and the Seller; Cascal, the Offeror or the Seller, as the case may be, their Affiliates and each of their respective subsidiary undertakings and fellow subsidiary undertakings as defined in the Companies Act 2006; and
Information means, all information, of whatever nature, supplied to the Offeror or its Authorised Recipients by or on behalf of Cascal or Seller, relating wholly or partly to the Cascal Group or Seller Group, whether orally, in writing or in any form or medium and whether before or after the date of this letter (including but not limited to information concerning the Cascal Group or Seller Group’s business, assets, affairs, employees, customers and suppliers), together with all analyses, memoranda or other documents or information which contain or reflect or are generated from such information.
In consideration of the Seller or its Connected Persons agreeing to supply Information to the Offeror, the Offeror undertakes and agrees with the Seller and Cascal as follows:
www.biwater.com
Biwater Plc
Biwater House, Station Approach, Dorking, Surrey RH4 1TZ England
tel +44 (0) 1306 740740 fax +44 (0) 1306 885233
Registered in England No. 929686 Registered Office Biwater House, Station Approach, Dorking, Surrey

1.	Duty of Confidentiality

1.1	The Offeror shall hold the Information in strict confidence and will not disclose, copy, reproduce or distribute any of it or otherwise make it available to any person other than an Authorised Recipient (on condition that they will not disclose, copy, reproduce, distribute or otherwise make it available to any other person who is not an Authorised Recipient) or otherwise without the Seller’s specific prior written approval (which may be withheld in the Seller’s absolute discretion).

1.2	The Offeror and its Authorised Recipients shall use the Information solely for the purpose of evaluating and negotiating the Proposed Transaction and for no other purpose.

1.3	The Offeror shall ensure that each Authorised Recipient to whom Information is disclosed is made aware of (in advance of disclosure), and adheres to, the obligations provided for in this letter, in the same or substantially similar terms of this letter.

1.4	The Offeror shall keep a list of Authorised Recipients to whom any Information is given and the Offeror shall make the list available to the Seller on its written demand.

1.5	The Offeror and its Authorised Recipients shall keep the Information securely and properly protected against theft, damage, loss and unauthorised access (including access by electronic means). If so required by the Seller, the Offeror shall promptly identify the location(s) at which any Information provided by the Seller or any of its Connected Persons is kept to the extent reasonably practicable. The Offeror shall notify the Seller immediately upon becoming aware that any of the Information has been disclosed to or obtained by a third party (otherwise than as permitted by this letter).

1.6	The Offeror shall be responsible for any breach of the terms of this letter by any Authorised Recipient.

1.7	The Offeror shall apply for any Information it requires, and shall direct enquiries concerning any Information supplied, only to Calvin Man (tel: +44 (0) 20 7991 9925, email: calvin.man@hsbcib.com) or such other representative(s) of the Seller as the Seller may subsequently notify to the Offeror.

2.	Exceptions
The undertakings in paragraph 1 shall not apply to Information which:

(a)	at the time of supply is in the public domain;

(b)	subsequently comes into the public domain, except through breach of the undertakings set out in this letter or through breach of any other duty of confidentiality relating to that Information;

(c)	is already in, or subsequently comRes into, the Offeror’s lawful possession or that of any Authorised Recipient (as evidenced by written records) and has not been obtained in breach of any contractual obligations or any other confidentiality obligations owed to the Seller, Cascal or any of their Connected Persons; or

(d)	is required to be disclosed by law, regulation or any governmental or competent regulatory authority (including without limitation, any securities exchange), as long as and to the extent reasonably practicable the Offeror consults with the Seller before such disclosure on the proposed form, timing, nature and purpose of the disclosure.
3.	Announcements

3.1	The Offeror shall not, without the Seller’s prior written consent, reveal to any person other than an Authorised Recipient or otherwise announce that the Proposed Transaction is (or was) under consideration, that negotiations or discussions are (or were) taking place between the Offeror and the Seller, or any of their Connected Persons, the status or progress of such negotiations (including termination of negotiations) or that Information has been provided.

3.2	The restrictions in subparagraph 3.1 above will not apply if, and to the extent that, an announcement is required by law, regulation or any governmental or competent regulatory authority (including without limitation, any securities exchange), as long as the Offeror first consults with the Seller, to the extent reasonably practicable, on the proposed form, timing, nature and purpose of the announcement.

4.	Return/Destruction of Information
Upon the written request of the Seller, the Offeror will immediately at its own cost and expense:

(a)	return to the Seller (without keeping any copies) all documents containing information or relating to the negotiations or discussions about the Proposed Transaction, whether or not in the possession of the Offeror;

(b)	destroy all copies of any analyses, memoranda or other documents derived from the Information, whether or not in the possession of the Offeror; and

(c)	expunge all Information from any computer, word processor or other device containing the Information and belonging to the Offeror, its Authorised Recipients or any other person in which it is held.
5.	No Representation or Warranty

5.1	The Offeror acknowledges and agrees on its own behalf and on behalf of its Authorised Recipients that the information does not purport to be all inclusive and that no representation or warranty has been or will be made by the Seller or Cascal or any of their Connected Persons as to the accuracy, reliability or completeness of any of the Information supplied to the Offeror or its Authorised Recipients.

5.2	The Offeror acknowledges and agrees on its own behalf and on behalf of its Authorised Recipients that neither the Seller Group, the Cascal Group nor any of their Connected Persons shall:
(a)	have any liability to the Offeror or to any other person resulting from the use of Information by the Offeror or its Authorised Recipients; or

(b)	be under any obligation to provide further Information, update Information or correct any inaccuracies in Information.

This subparagraph does not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.
5.3	Save as expressly set out in this letter, the Offeror acknowledges and agrees on its own behalf and on behalf of its Authorised Recipients that neither the Seller, Cascal nor any of their Connected Persons shall have any duly of care to the Offeror or its Authorised Recipients or to any other person.

6.	Insider Dealing

6.1	The Offerer, for itself and on behalf of its Authorised Recipients, acknowledges and agrees that the Proposed Transaction and some or all of the Information may be inside information and/or price sensitive information and/or material non-public information relating to the securities of Cascal and that accordingly provisions of applicable securities laws, including but not limited to U.S. securities laws, may restrict or prohibit the use and/or disclosure of such information.

6.2	The Offerer undertakes that, until all Information received by the Offeror or its advisers under this letter has ceased to be price sensitive, it will:
(a)	not deal in any way in any securities (equity and debt) of Cascal or in any securities whose price or value may be related to or affected by the price or value of Cascal securities or in any derivative products related to any such securities or interests in any of them (Relevant Investments);

(b)	not encourage, advise, instruct or induce any other person to deal in Relevant Investments; and

(c)	procure that each person to whom any Information is disclosed under paragraph 1 of this letter will retrain from dealing in Relevant Investments and from encouraging any other person to deal in Relevant Investments, save as permitted under applicable law.
7.	Standstill Obligation

Without the prior written consent of the Seller, neither the Offeror nor any other member of the Offeror’s Group will, directly or indirectly, alone or with others, for a period of 12 months from the date on which negotiations between us in respect of the Proposed Transaction cease:
(a)	acquire or offer to acquire, or cause another person to acquire or to offer to acquire, any direct or indirect interest in any shares or other securities or assets of Cascal or any other member of the Seller’s Group or do or omit to do any act as a result of which it or any person connected to it may acquire any direct or indirect interest in any shares or other securities or assets of Cascal or any other member of the Seller’s Group;

(b)	make or in any way participate, directly or indirectly, in any solicitation of proxies or votes or any attempt to influence votes from or by any holder of voting shares or other securities of Cascal in connection with any vote of holders of voting shares or other securities of Cascal;

(c)	offer or agree to enter into any acquisition or other business arrangement with or relating to Cascal of a nature similar to the Proposed Transaction or anything similar to it or any material part of it;

(d)	form, join or in any way participate in any group (within the meaning of Section J3(d)(3) of the United Slates Securities Exchange Act of 1934) or similar arrangement with respect to any securities of Cascal;

(e)	take any step which might give rise to any obligation under applicable laws, rules or regulations to make any sort of offer or tender for all or any part of the share capital of Cascal;

(f)	otherwise seek, alone or in concert with others, to control or influence the management, board of directors or policies or affairs of Cascal;

(g)	submit any proposal which because of its terms would be required to be made public by Cascal or the Seller, or announce any proposal for any purchase, offer, tender, merger, consolidation, share exchange, restructuring, recapitalisation or similar transaction which in any case involves securities of Cascal;

(h)	take any step intended to attract any of the officers or employees of the Seller Group to join or deal with it in connection with the Proposed Transaction or anything likely to achieve a similar purpose; or

(i)	enter into any agreement or arrangement (whether or not legally binding) with any person relating to or connected with any of the foregoing.
8.	Market Abuse

8.1	It is acknowledged that the Seller and Cascal is passing, and Offerer is receiving, the Information in connection with the negotiation of the Proposed Transaction, for the purpose of facilitating negotiations regarding the Proposed Transaction.

8.2	In accordance with the requirements of the Financial Services and Markets Act 2000 and the related Code of Market Conduct and the Dutch Financial Supervision Act (Wet op het Financieel Toezicht) and the related Market Abuse Decree (Besluit Marktmisbruik WFT), the Offeror agrees that the Information is given in confidence in accordance with (he terms of this letter, and the Offeror will not base any behaviour in relation to any securities of Cascal or any other Relevant Investments, which would amount to “market abuse”, on any Information unless and until such Information is generally available without any breach of the terms of this letter.

9.	Non-Solicitation of Employees

9.1	Without the prior written consent of the Seller, neither the Offeror nor any other member of the Offeror’s Group will, for a period of 12 months from the date on which negotiations between us in respect of the Proposed Transaction cease, either directly or indirectly, alone or with others, solicit for employment or employ any person who is now employed by a member of the Seller Group or the Cascal Group and who is, in relation to that member’s business, it senior or key employee and who is involved in the negotiations relating to the Proposed Transaction or is specifically identified in any part of the Information supplied by the Seller or Cascal or any of their Connected Persons.

9.2	The restrictions in subparagraph 9.1 shall not apply to the employment of any person following an unsolicited approach by that person at his own instigation or in response to an advertisement placed in the national, local or trade press or in response to an approach made by a headhunter without the person having first been identified to the headhunter by or on behalf of the Offeror or any other member of the Offeror’s Group.

10.	General

10.1	This letter shall be effective and shall stay in force for a period of three (3) years from the date of this letter unless earlier terminated by agreement or unless earlier expired in accordance with the terms of this letter. Upon the expiry or termination of this Agreement, the rights and obligations set out in this letter shall cease and no longer apply save for any rights and obligation already accrued.

10.2	Without affecting any other rights or remedies that members of the Seller Group or the Cascal Group may have, the Offeror acknowledges that the Seller Group, the Cascal Group or any of their members may be irreparably harmed by any breach of the terms of this letter and that damages alone may not necessarily be an adequate remedy. Accordingly, members of the Seller Group and the Cascal Group, as appropriate, shall be entitled to the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, for any threatened or actual breach of its terms, and no proof of special damages will be necessary to enforce this letter.

10.3	Subject to paragraph 10.1 above, the Offeror acknowledges and agrees that the obligations set out in this letter will survive termination of negotiations or discussions between the Offeror and the Seller, should the Proposed Transaction not be implemented. For the avoidance of doubt, and with the exception of any accrued rights or obligations, the rights and obligations of this letter will no longer apply in the event that an agreement implementing the Proposed Transaction is executed between the Offeror and the Seller or any member of the Seller’s Group.

10.4	If any provision of this letter is held to be invalid or unenforceable, that provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this letter, but without invalidating any of the remaining provisions.

10.5	The Offeror agrees to indemnify each relevant member of the Seller Group or the Cascal Group for any costs, claims, demands, liabilities and expenses of whatever nature that such member may incur arising directly out of a breach of the Offeror’s obligations under this letter.

10.6	Any applications for consent from or notifications to the Seller in relation to this letter should be made in writing and addressed to Philip Wainwright, Group Finance Director, Biwater plc, Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ.

10.7	No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver of it, nor will any single or partial exercise of any right, power or privilege under this letter preclude any other or further exercise of it or of any other right, power or privilege under this letter or otherwise.

10.8	The terms of this letter may not be varied or terminated without the prior written consent of the Seller.

10.9	Any of the Seller’s Connected Persons, including for the avoidance of doubt, Cascal and any member of Cascal’s Group, may with the prior written consent of the Seller, enforce the terms of this letter against the Offeror under the Contracts (Rights of Third Parties) Act 1999.

10.10	Notwithstanding the provisions of sub-paragraph 10.8, no consent is required from any of the Seller’s Connected Persons, save for Cascal, for any variation (including any release or compromise in whole or in part of any liability) or termination of this letter,

10.11	The Offeror confirms that it is acting in this matter as principal and not as an agent or broker for any other person.

10.12	This letter and the relationship between the parties and any non-contractual obligations arising out of or in connection with this letter or the relationship between the parties, shall be governed by, and construed in accordance with, English law. For the benefit of the Seller, the Offeror submits to the non-exclusive jurisdiction of the English courts for all purposes relating to this letter and irrevocably appoints the person named below as its agent for service of process relating to any proceedings before the English courts in connection with this letter. Nothing in this letter shall limit any right to bring proceedings against the Offeror in any other jurisdiction.

10.13	The parties agree that the letter of confidentiality (as attached) entered into between the parties, dated 22 August 2008, is hereby terminated and shall have no further force or effect, save that the termination of such letter of confidentiality shall not affect any accrued rights or obligations of the parties, or of the Seller’s Connected Persons (including, for the avoidance of doubt, Cascal and any member of Cascal’s Group), arising out of or in connection with such letter of confidentiality or this letter.
Please confirm your agreement by signing and returning to us a copy of this letter.
Yours faithfully,

By Philip Wainwright
for and on behalf of Biwater plc

Agreed and Accepted

By Daniel Goh, Senior Vice President
for and on behalf of Sembcorp Industries Ltd

Dated 9 Nov 2009
Offeror’s agent for service of process in UK:

Name:	Sembcorp Utilities (UK) Limited, SCU(UK) Headquarters

Address:	Wilton International Middlesborough TS90 8WS

Attention to:	Company Secretary